EXHIBIT 99.2
National Fuel Gas Company
Shareholder Rights and Voting Options
IMPORTANT INFORMATION AND WHERE TO FIND IT
In connection with its 2008 Annual Meeting, National Fuel Gas Company has filed a preliminary proxy statement and will be filing a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission (“SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NATIONAL FUEL GAS COMPANY AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact Morrow & Co., LLC, National Fuel Gas Company’s proxy advisor for the 2008 Annual Meeting, at (800) 252-1959 or by email at nfginfo@morrowco.com. Investors may also obtain a free copy of the proxy statement and other relevant documents when they become available as well as other materials filed with the SEC concerning National Fuel Gas Company at the SEC’s website at http://www.sec.gov. Free copies of National Fuel Gas Company’s SEC filings are also available on National Fuel Gas Company’s website at http://www.nationalfuelgas.com. These materials and other documents may also be obtained for free from: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000.
CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION
National Fuel Gas Company and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from National Fuel Gas Company’s stockholders with respect to the matters considered at National Fuel Gas Company’s 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the preliminary proxy statement on Schedule 14A filed with the SEC on December 17, 2007, and on National Fuel Gas Company’s website at http://www.nationalfuelgas.com. Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with National Fuel Gas Company’s 2008 Annual Meeting.

National Fuel Gas Company — Superior Performance
SUPERIOR PERFORMANCE
•	National Fuel has provided outstanding total returns to shareholders, far in excess of the S&P 500 for the past one, three, five, and 10 years.

•	National Fuel has paid a dividend for 105 consecutive years, and increased our dividend each of the last 37 years.

•	In the last five years, National Fuel has paid out $548 million in dividends.
SUPERIOR STRATEGY
•	National Fuel’s integrated corporate structure has generated consistent earnings through the various cycles of the energy industry.

•	We have developed a knowledge-based, aggressive approach to realize the potential of our Appalachian acreage, derived using real data about our actual assets.

•	We have performed rigorous research to evaluate whether our assets would benefit from restructuring.
SUPERIOR BOARD
•	We have assembled one of the best Boards in the industry, with individuals possessing experience in all facets of the natural gas industry.

•	Members nominated for re-election in February 2008 are:
○	Robert T. Brady — National Fuel Board member since 1995. At Moog, Inc., Chairman since 1996, and CEO since 1988, with total returns to shareholders of 250% over the past five-years. Also Director at Astronics Corporation, M&T Bank Corporation and Seneca Foods Corporation.

○	Rolland E. Kidder — National Fuel Board member since 2002. Founder of Kidder Exploration, Inc., an independent Appalachian oil and gas company, former President of both the Independent Oil & Gas Association of New York and the Pennsylvania Natural Gas Associates. Mr. Kidder also served on the New York State Assembly, and is a former Trustee of the New York Power Authority.

○	John F. Riordan — National Fuel Board member since 1995. Former President and CEO of GTI (the Gas Technology Institute), Director of Nicor Inc. since 2001, and twice Chairman of the Interstate Natural Gas Association of America (INGAA).
These individuals have a deep knowledge of the natural gas industry, benefit from a familiarity of the assets that make up the National Fuel family of companies, and have repeatedly provided superior results to shareholders.

National Fuel Gas Company — Support Your Company
NEW MOUNTAIN PROPOSALS
•	As we have demonstrated, their proposals are flawed by inadequate analysis, and are not in the best interest of all shareholders.

•	National Fuel has painstakingly reviewed their recommendations and taken the fiduciary responsibility very seriously in all business decisions made.

•	New Mountain has made nearly $100 million dollars on their investment to date, and we believe is conducting this proxy contest for their own personal gain.
PROXY CONTEST IMPACT
•	A great deal is at stake, including:
○	The integrated business that has been built over the past 105 years

○	The impressive returns and consistent dividend record we have in place

○	Everything you have come to expect from your Company, both today and in the future
WHAT TO EXPECT
•	As in the past, all shareholders will receive an Annual Report, Proxy Statement and Proxy Card. The Company’s Proxy Card is WHITE.

•	You will most likely be contacted by both National Fuel and New Mountain by mail, telephone, and in the media.

•	We apologize for any inconvenience this process may cause you.
YOUR VOTE MATTERS — HOW TO ACT
•	As a shareholder you have the right to one vote for every share held. Your action is required; withholding your vote does not automatically register a vote for the Company’s slate of nominees.

•	In order to support your Company, you would have to vote with the WHITE proxy card.

•	Remember, the last vote you cast is the one that counts.

•	If contacted by the media or financial community, please do not answer any questions. Instead, please refer this information to the appropriate Company personnel. Open all information received in the mail that has the red check mark, as shown above.

•	To preserve all we have worked to achieve, your Company asks you to support:
○	Robert T. Brady

○	Rolland E. Kidder

○	John F. Riordan
Phil Ackerman, and the Officers of your Company are committed to fighting this contest on each and every front. We are charged with acting in the best interest of our shareholders. The results of our rigorous analysis of the New Mountain proposals along with the proven success of our integrated business structure require that we fight to keep our current structure in place.
WE THANK EACH OF YOU FOR THE HARD WORK AND DEDICATION YOU PUT FORTH EVERYDAY, AND PROMISE TO FIGHT THIS BATTLE FOR YOU AND ALL OF OUR SHAREHOLDERS, TO ENSURE THE GREAT COMPANY WE HAVE ALL BUILT REMAINS INTACT.